EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

Contacts:	Stacey Sullivan Calbert, Media Relations	Marie Perry, Investor Relations
	(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL REPORTS FIRST QUARTER FISCAL 2010 EPS

DALLAS (Oct. 20, 2009) — Brinker International, Inc. (NYSE: EAT) announced first quarter fiscal 2010  earnings per diluted share of $0.17 compared to $0.20 for the first quarter of fiscal 2009, before special items and excluding Romano’s Macaroni Grill® (reconciliation included in Table 2). On a GAAP basis, earnings per diluted share decreased to $0.15 from $0.23 for the first quarter in the prior year.

In the second quarter of fiscal 2009, the company completed the sale of Macaroni Grill while retaining a minority ownership interest.  The information presented below includes Macaroni Grill unless otherwise noted.

Quarterly Revenues

Brinker reported revenues for the 13-week period of $778.1 million, a decrease of 21.0 percent compared with $984.4 million reported for the same period of fiscal 2009. The company experienced a 6.0 percent decrease in comparable restaurant sales (see Table 1) in the first quarter of fiscal 2010.  Revenues were also negatively impacted by a net decline in capacity of 18.6 percent due to the sale of 198 restaurants since the first quarter of fiscal 2009 (189 of which were Macaroni Grills) and 49 restaurant closures (three of which were Macaroni Grills).  Royalty and franchise revenues were $15.8 million for the quarter.

Table 1: Q1 comparable restaurant sales

Q1 10 and Q1 09, company and three reported brands; percentage

	Q1 10 Comparable Sales	Q1 09 Comparable Sales	Q1 10 Pricing Impact	Q1 10 Mix-Shift
Brinker International (1)	(6.0)	(3.0)	1.8	(2.5)
Chili’s	(6.0)	(3.0)	1.9	(2.4)
On The Border	(5.1)	(3.3)	2.2	(4.1)
Maggiano’s	(6.6)	(3.3)	0.9	(2.0)

(1) Brinker International comparable restaurant sales exclude the impact of Macaroni Grill.

Quarterly Operating Performance

Cost of sales, as a percent of revenues, decreased from 28.4 percent in the prior year to 28.2 percent in the first quarter of fiscal 2010.  Menu changes at Chili’s® Grill & Bar and On The Border Mexican Grill & Cantina® and favorable price changes resulted in improvements in cost of sales.  These improvements more than offset the impact of recent promotions and unfavorable commodity prices primarily related to dairy, chicken and beef.

Restaurant expenses, as a percent of revenues, decreased to 58.5 percent from 58.8 percent in the prior year primarily due to lower utility and pre-opening expenses, partially offset by higher labor costs.

Depreciation and amortization decreased $2.3 million compared to the prior year due to fully depreciated assets and restaurant closures, partially offset by asset replacements and investments in existing restaurants.

General and administrative expense decreased $3.8 million for the quarter primarily due to reduced salary expense from lower headcount, income related to transitional services provided to Macaroni Grill, partially offset by increased insurance expense.

Interest expense decreased $2.5 million due to lower interest rates and lower average borrowings.

The effective income tax rate decreased to 26.1 percent in the current quarter as compared to 26.5 percent in the same quarter of last year due to leverage from FICA tip credits.

Special Items

Table 2: Reconciliation of net income, before special items (1)

Q1 10 and Q1 09; $ millions and $ per diluted share after-tax

Item	Q1 10	EPS Q1 10	Q1 09	EPS Q1 09
Net Income	15.8	0.15	23.8	0.23
Other (Gains) and Charges	1.7	0.02	3.1	0.03
Net Income before Special Items	17.5	0.17	26.9	0.26
Macaroni Grill before Special Items	—	—	(6.3)	(0.06)
Adjusted Net Income before Special Items and Macaroni Grill	17.5	0.17	20.6	0.20

(1)

The company believes excluding other gains and charges and Macaroni Grill from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Cash Flow and Capital Allocation

Cash flow from operations for the first quarter fiscal 2010 increased to $66.4 million compared to $53.4 million in the prior year.  Capital expenditures totaled $13.5 million, a reduction of $17.8 million compared to the prior year resulting from a decrease in new company-owned restaurant development.  Due to strong cash flows, the Company has elected to pay $50.0 million on the outstanding term loan on October 21, 2009 which will reduce the balance to $340.0 million.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker web site (www.brinker.com) at 9 a.m. CDT today (Oct. 20).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker web site until the end of the day on Nov. 17, 2009.

Additional financial information, including reconciliation details and debt covenant information, is also available on the Brinker web site under the Financial Information section of the Investor tab.

Forward Calendar

•                  SEC Form 10-Q for first quarter fiscal 2010 filing on or before Nov. 2, 2009; and

•                  Second quarter earnings release, before market opens, on Jan. 20, 2010.

At the end of the first quarter fiscal year 2010, Brinker International either owned, operated, or franchised 1,699 restaurants under the names Chili’s® Grill & Bar (1,493 restaurants), On The Border Mexican Grill & Cantina® (162 restaurants) and Maggiano’s Little Italy® (44 restaurants).  Brinker also holds a minority investment in Romano’s Macaroni Grill®.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Sept. 23,	Sept. 24,
Thirteen Week Periods Ended	2009	2008

Revenues	$778,081	$984,407

Operating Costs and Expenses:
Cost of sales	219,477	278,967
Restaurant expenses	455,082	579,127
Depreciation and amortization	38,869	41,156
General and administrative	35,924	39,764
Other gains and charges (a)	2,787	4,953

Total operating costs and expenses	752,139	943,967

Operating income	25,942	40,440

Interest expense	6,948	9,457
Other, net	(2,342)	(1,372)

Income before tax expense	21,336	32,355

Income tax expense	5,569	8,574

Net income	$15,767	$23,781

Basic net income per share	$0.15	$0.23

Diluted net income per share	$0.15	$0.23

Basic weighted average shares outstanding	102,243	101,630

Diluted weighted average shares outstanding	103,016	102,762

(a)          Current year other gains and charges primarily includes lease termination costs of $2.0 million and severance costs of $0.5 million.

Prior year other gains and charges primarily includes lease termination costs of $2.0 million, uninsured costs related to hurricanes of $1.7 million and expenses related to the pending sale of Macaroni Grill of $1.3 million.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sept. 23	June 24,
	2009	2009
	(Unaudited)
ASSETS
Current assets	$370,514	$369,215
Net property and equipment (a)	1,370,233	1,400,352
Total other assets	180,683	179,380
Total assets	$1,921,430	$1,948,947

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$1,859	$1,815
Current liabilities	374,754	407,067
Long-term debt, less current installments	726,990	727,447
Other liabilities	164,177	165,694
Total shareholders’ equity	653,650	646,924
Total liabilities and shareholders’ equity	$1,921,430	$1,948,947

(a) At September 23, 2009, the company owned the land and buildings for 224 of the 1,023 company-owned restaurants.  The net book values of the land and buildings associated with these restaurants totaled $178.2 million and $947.1 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants	First Quarter Openings/Acquisitions	First Quarter Closings/Sales	Total Restaurants	Projected Openings
	June 24, 2009	Fiscal 2010	Fiscal 2010	Sept. 23, 2009	Fiscal 2010

Company-Owned Restaurants:
Chili’s	858	—	1	857	—
On The Border	122	—	—	122	1
Maggiano’s	44	—	—	44	1
International(a)	—	—	—	—	—
	1,024	—	1	1,023	2

Franchise Restaurants:
Chili’s	434	6	1	439	13-16
On The Border	30	1	—	31	1-3
International(a)	201	5	—	206	30-35
	665	12	1	676	44-54

Total Restaurants:
Chili’s	1,292	6	2	1,296	13-16
On The Border	152	1	—	153	2-4
Maggiano’s	44	—	—	44	1
International	201	5	—	206	30-35
	1,689	12	2	1,699	46-56

(a)          At September 23, 2009, international franchise restaurants by brand were 197 Chili’s and nine On The Border restaurants.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240